Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2015 RESULTS

•            Commences $325 million 7.25% High Yield Note redemption after close of Telair Cargo Group sale

•            Completes amendment of $500 million revolving credit facility

WOOD DALE, ILLINOIS (March 30, 2015) — AAR (NYSE: AIR) today reported third quarter fiscal year 2015 consolidated sales of $380.1 million and net loss of $34.5 million or $0.89 per diluted share after discontinuing operations of Telair Cargo Group and Precision Systems Manufacturing.  For the third quarter of the prior fiscal year, the Company reported sales of $399.8 million and net income of $17.9 million or $0.45 per diluted share.

Third quarter fiscal year 2015 income from continuing operations was $1.9 million, or $0.05 per diluted share, compared to $16.9 million net income, or $0.43 per diluted share in the prior year period.

Third quarter results included a $46.4 million pre-tax impairment charge for the write down of the Precision Systems Manufacturing business to the expected sales value, a $4.7 million pre-tax impairment charge to reduce the carrying value of aircraft for sale by the Company’s airlift business, and $2.5 million of severance due to downsizing and costs related to a large government proposal.

“In the Aviation Services segment, we continue to have very strong results as we experienced sales growth of nearly 10.0% and profitability growth of over 30.0%,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.  “In the Expeditionary Services segment, the slower pace of replacing flying positions after the drawdown in Afghanistan had a more negative financial impact on our airlift business than we anticipated and, although we are encouraged by recent contract wins with the UK Ministry of Defense and the UN, as well as overall proposal activity, the transition back to acceptable returns will take longer than expected to materialize.”

Sales in the Aviation Services segment increased 9.9% to $318.4 million partially due to growth in new distribution programs, and sales in Expeditionary Services were $61.7 million, a

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decline of 44.0% in comparison to the prior period quarter sales of $110.1 million due to the decline at airlift.

Third quarter sales to commercial customers represented 64.6% of consolidated sales, compared to 57.1% of consolidated sales in the third quarter of last year, while sales to government and defense customers represented the balance.

Consolidated gross profit margin was 13.2% for the third quarter compared to 16.6% last year.  Aviation Services segment gross profit margin was 15.9%, up from 13.2% in the prior year period as we benefited from scale, and Expeditionary Services gross profit margin of negative 1.0% was down from 25.3% in the prior year period due to results from airlift operations.

In the third quarter, the Company used $22.0 million in cash flow from operations as it continues to invest in assets to support the growth of its Aviation Services segment.  Further, AAR had capital expenditures of $6.6 million, $5.4 million of which is for continuing operations. The Company paid cash dividends of $3.0 million in the quarter.  Net interest expense for the quarter from continuing operations was $6.4 million compared to $6.8 million in the third quarter of last year.

Storch concluded, “With the close of the Telair Cargo Group sale and our plan to sell Precision Systems Manufacturing, we will use our fortified capital base to grow our remaining industry-leading businesses and return capital to shareholders. AAR is executing on the commitments we made at the beginning of the year, and I am continuing to task our leadership team to analyze all of their product lines, programs and investments to maximize returns.”

Conference Call Information

AAR will hold its quarterly conference call at 10:30 a.m. CST on March 30, 2015. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CST on March 30, 2015, until 11:59 p.m. CST on April 07, 2015.

About AAR

AAR is a global aerospace and defense company that employs more than 5,000 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial, government and defense customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. More information can be found at www.aarcorp.com.

Contact: John Fortson, Vice President, Chief Financial Officer | (630) 227-2075 john.fortson@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2014. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions except per share data - unaudited)	2015	2014	2015	2014

Sales	$380.1	$399.8	$1,178.5	$1,288.5
Cost and expenses:
Cost of sales	330.0	333.6	998.8	1,073.1
Selling, general and administrative	41.7	37.7	120.3	120.3

Earnings from aircraft joint ventures	0.6	0.6	1.8	2.5

Operating income	9.0	29.1	61.2	97.6

Interest expense	6.4	7.1	19.4	21.9
Interest income	—	0.3	0.2	0.9

Income from continuing operations before income tax expense	2.6	22.3	42.0	76.6
Income tax expense	0.7	5.4	14.4	24.3
Income from continuing operations attributable to AAR	1.9	16.9	27.6	52.3
Income (Loss) from discontinued operations attributable to AAR	(36.4)	1.0	(32.5)	3.5
Net income attributable to AAR	$(34.5)	$17.9	$(4.9)	$55.8

Earnings per share — Basic	$(0.89)	$0.45	$(0.14)	$1.41

Earnings per share — Diluted	$(0.89)	$0.45	$(0.15)	$1.40

Share Data:

Average shares outstanding — Basic	38.7	38.6	38.7	38.6
Average shares outstanding — Diluted	39.2	39.1	39.2	39.1

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	February 28, 2015	May 31, 2014

Cash and cash equivalents	$67.0	$89.2
Current assets	1,494.9	1,116.9
Current liabilities (excluding debt accounts)	346.9	332.4
Net property, plant and equipment	247.4	314.9
Total assets	2,133.8	2,199.5
Total debt	643.3	634.0
Stockholders’ equity	941.8	1,000.7
Book value per share	$23.66	$25.27
Shares outstanding	39.8	39.6

Sales By Business Segment	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2015	2014	2015	2014
Aviation Services	$318.4	$289.7	$955.9	$923.5
Expeditionary Services	61.7	110.1	222.6	365.0
	$380.1	$399.8	$1,178.5	$1,288.5

Gross Profit by Business Segment	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions - unaudited)	2015	2014	2015	2014
Aviation Services	$50.7	$38.3	$152.8	$125.5
Expeditionary Services	(0.6)	27.9	26.9	89.9
	$50.1	$66.2	$179.7	$215.4

Diluted Earnings Per Share Calculation	Three Months Ended February 28,		Nine Months Ended February 28,
(In millions except per share data - unaudited)	2015	2014	2015	2014

Net income attributable to continuing operations	$1.9	$16.9	$27.6	$52.3
Less: Income attributable to participating shares	(0.1)	(0.4)	(0.6)	(1.2)

Income from continuing operations attributable to common shareholders	1.8	16.5	27.0	51.1
Income (Loss) from discontinuing operations attributable to common shareholders	(36.4)	1.0	(32.5)	3.5
Net income for diluted EPS calculation	$(34.6)	$17.5	$(5.5)	$54.6

Diluted shares outstanding	39.2	39.1	39.2	39.1

Diluted earnings per share	$(0.89)	$0.45	$(0.15)	$1.40